Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MBIA Inc. Employee 401(k) Plan

Purchase, NY

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 33-46062 of MBIA, Inc. of our report dated May 12, 2016, relating to the financial statements and supplemental schedule of MBIA Inc. Employee 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

Philadelphia, PA

May 12, 2016

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.